NEWS RELEASE
November 10, 2004

Quincy Gold Corp. Announces Options to Acquire
Arizona Strip Breccia Pipes, Amendments to Private
Placement Terms and Option Plan, and Debt Settlement

Toronto, Ontario - The Board of Directors of Quincy Gold Corp. (TSXV: QGO; OTCBB: QCYG) is pleased to announce that the Company has acquired an option to earn up to a 50% interest in eight mineral properties (the "Properties") host to identified or indicated breccia pipes located in Coconino and Mohave Counties, Arizona from Clan Resources Ltd. (TSXV: CLU).

Historically, the targets consist of pipe-shaped breccias generally less than 1,000 feet in diameter and extending to depths in excess of 2,000 feet containing uraninite and associated sulfide and oxide minerals of copper, iron, zinc, lead, silver, nickel, cobalt and other metals. Due to their small surface expression and deep roots, these pipes do not require a large land holding to control the deposits, thereby greatly reducing holding costs. Analagous deposits are generally in the range of 100,000 to 500,000 tons with grades ranging from .5% to over 1.0% . These pipes are often clustered with several other pipes within a few miles of one another, which offers certain production economies. Most, but not all, of the projects acquired here have been the subject of previous exploration activities and were held most recently by International Uranium Corp. through the assessment years 1999 to 2002 when budgetary limitations and poor uranium prices dictated their abandonment.

The Properties include 4 separate and distinct pipe targets on the North Rim with a total of more than 600 acres. An additional 4 separate properties are located on the South Rim consisting of approximately 980 acres in 17 unpatented mining claims along with 2 state mineral exploration permits. The 320 acre Rose Pipe permit hosts an identified mineralized breccia pipe in excess of 1,500 feet deep drilled by Energy Fuels. Quincy has the drill log for this hole and its management has determined that several significantly mineralized intercepts are present with estimated grades consistent with typical breccia pipe mineralization. 9 deep drill holes have been drilled in and around the breccia pipe on the 320 acre 4 ½ permit. The best reported intercept by RME Partners Ltd. is 48.5 feet of 1.411% U3O8. Quincy is currently in the process of acquiring additional relevant data. Information is not available as to whether this intercept is representative. Nor is information available to indicate if this intercept reflects the mean, range, or distribution of sample values.

All resource estimates quoted herein are based on prior data and reports obtained and prepared by previous operators and information provided by Clan and the reader is cautioned that none of the calculations conform to National Instrument 43-101 requirements for reporting reserves and resources. Quincy has not done the work necessary to verify the classification of the mineral resource estimates. Quincy is not treating the mineral resource estimates as a National Instrument 43-101 defined resource verified by a qualified person. The historical estimates should not be relied upon. The Properties will require considerable further evaluation which Quincy's management and consultants intend to carry out in due course.

As consideration for the option, Quincy has agreed to issue to Clan 125,000 shares and pay to Clan USD$10,000.

In order to exercise the option, Quincy must incur cumulative exploration expenditures of USD$1,500,000 on the Properties and issue to Clan 525,000 shares as follows:

On or Before	Exploration and Development Expenditures	Shares
	(USD)

December 31, 2005	150,000	40,000
December 31, 2006	150,000	85,000
December 31, 2007	300,000	100,000
December 31, 2008	400,000	125,000
December 31, 2009	500,000	175,000

The initial exploration and development expenditure and share commitment of USD$150,000 and 40,000 shares is a firm commitment. All other exploration expenditures and share commitments are optional.

Upon exercise of the option Quincy and Clan will be deemed to have entered into a joint venture with Quincy as operator. Quincy has the right to earn an additional 20% interest in the Properties by funding the development of the Properties through feasibility.

Quincy has also agreed to re-price the brokered private placement previously announced in its news release dated August 30, 2004 to CAD$0.45 per unit. The warrants exercise price has also been amended to CAD$0.65 per share, the minimum amount of the financing has been amended to CAD$1,000,000 and the maximum amount of the financing has been amended to CAD$4,000,000. All other terms of the private placement are unchanged.

Quincy's has agreed to settle debts of USD$28,150 owing to its president through the issuance of 112,600 shares of common stock at a price of USD$0.25 per share.

Quincy's board of directors has also, subject to shareholder approval, determined to amend the terms of Quincy's 2003 Key Employee Stock Option Plan to increase the number of shares authorized under the Plan from 1,900,000 to 10% of the Company's outstanding undiluted share capital on a rolling basis.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com
Thomas Skimming, VP, Exploration	T: (416) 444-0900	E: tskimming@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy's operations. These and other risks are described in the Company's Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.